Exhibit 11

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Annual Report pursuant to Regulation A of the Securities Act of 1933 on Form 1-K of our reports dated April 29, 2024, relating to the financial statements of YS RE RAF I LLC, Alterra Owner LLC, Avion Owner LLC, Centennial Olympic 336 Property LP and Norfolk Commerce SPE LLC.

/s/ DELOITTE & TOUCHE LLP

New York, New York

April 29, 2024